Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Michael Shea, CFO	Lauren Felice
	David Reingold, Senior Vice President, Marketing, IR	RF Binder Partners
	Computer Horizons Corp.	(212) 994-7541
	(973) 299-4000	lauren.felice@rfbinder.com
mshea@computerhorizons.com
dreingol@computerhorizons.com

COMPUTER HORIZONS REPORTS FIRST QUARTER 2004 RESULTS

Results In-Line With Company Guidance; Company Reports Positive EBITDA; Balance Sheet Healthy; Chimes and Solutions Pipeline Strong; IT Services Stabilizing

Mountain Lakes, NJ, April 28, 2004 - Computer Horizons Corp. (Nasdaq: CHRZ), a strategic professional services and human capital management company, today announced its financial results for the first quarter ended March 31, 2004.

Executive Summary

William J. Murphy, president and chief executive officer of Computer Horizons, said, “We have started 2004 on a positive note and in accordance with our new Three Year Plan, which calls for growth and sustained profitability.  For the first quarter of 2004, we are pleased to report operating profitability at CHC, excluding amortization, while incurring no special charges during the quarter.  Once again, we reported positive EBITDA and strong gross margins, and our backlog of new business gives us optimism, particularly for the second half of the year.

“RGII, our federal government practice subsidiary, performed well during the first quarter and accounted for the Solutions Group’s year-over-year revenue growth of 25 percent.  At the beginning of the second quarter, CHC announced that it had already begun to execute its new Three Year Plan with the accretive acquisition on April 1, 2004 of Automated Information Management, Inc.(AIM), a federal government IT services company with 2003 revenues of approximately $18.5 million.  AIM fits CHC’s acquisition criteria perfectly, and falls in line with our strategy of expanding our presence in the federal government IT market and pursuing bolt-on expansions to our RGII subsidiary.  The two companies complement each other nicely; integration of these operations is proceeding smoothly, and is expected to be complete by the end

of the second quarter.   We expect continued strong top-line growth from the combined entity, with a  significant bottom-line contribution to CHC’s overall performance.

“I am pleased as well to report that growth has continued at Chimes, with 20 percent year-over-year growth during the first quarter.  Our first quarter, an historically soft quarter for Chimes, was down slightly, on a sequential basis.  Importantly, Chimes maintained critical mass from a revenue standpoint, resulting in an operating profit this quarter (before corporate allocation costs).  We are committed to maintaining Chimes’ leadership position in Vendor Management Services (VMS) and will be particularly focused on top-line growth for the remainder of the year.

“It also appears that the IT Services business stabilized in March and we are seeing increased demand for temporary help, particularly in the financial services sector. We have already added recruiters in key markets to handle this demand.

“Our dedication to returning CHC to its historical tradition of growth and sustained profitability is beginning to yield results.  The key to our success is to focus on markets that will enhance our overall growth and profitability.” Murphy added.

Financial Highlights

CHC recorded revenues for the first quarter of 2004 of $59.7 million, a one percent decline from the first quarter of 2003.  On a sequential basis, revenues decreased three percent from the fourth quarter of 2003, which is primarily attributable to softness in our web development and integration unit, a reduction in projects for the City of New York due to budget constraints, and seasonal declines in our Education division.

The Company reported a net loss of approximately $4,000, or $0.00 per share, for the first quarter of 2004, compared with a net loss of $1.3 million, or $(0.04) per share in the comparable period of 2003.  The first quarter 2004 net loss includes a $208,000 charge, which is slightly less than $0.01 per share, relating to amortization of intangibles, while the first quarter of 2003 included a charge of $522,000 or $0.01 per share for restructuring and loss on the sale of assets.

Commenting on CHC’s financial position and performance, Michael J. Shea, chief financial officer of Computer Horizons, said, “These results reflect our fourth consecutive quarter of positive adjusted EBITDA (see Adjusted EBITDA Reconciliation table).  Our balance sheet remains strong, with approximately $50 million in cash at March 31, 2004, no debt and $87 million in working capital, which includes a $19.9 million increase during the quarter, resulting from the release of a tax benefit reserve no longer needed.”

OPERATIONAL REVIEW BY BUSINESS SEGMENT

Solutions Group

•                  Revenues during the first quarter were $24.5 million, a 25 percent increase over the first quarter of 2003, and an eight percent decline from the fourth quarter of 2003.  The year-over-year revenue net increase is attributable to CHC’s federal government practice, partially offset by several domestic solutions projects ending, along with revenue declines attributable to the City of New York.

•                  Gross profit was $8.7 million, or 35.2 percent, compared with $6.2 million, or 31.7 percent in the first quarter of 2003.

•                  Operating income for the first quarter of 2004 was $1.5 million, compared with $1.7 million in the first quarter of 2003 and the fourth quarter of 2003.  This decline is a result of less contribution from the commercial (non-federal) solutions practices.

•                  On April 1, 2004, CHC closed on its acquisition of Automated Information Management (AIM), an $18.5 million (revenue) IT Services company serving the federal government marketplace.  The cash transaction totalled approximately $15.7 million.

•                  Revenues from our government vertical (federal, state and local) accounted for approximately 50 percent of Solutions Group business in the first quarter.

“The Solutions Group first quarter performance was as planned,” said George Brucia, president of CHC’s Solutions Group.  “We remain focused on the federal government and financial services sectors for near term growth opportunity, as well as the consumer products, healthcare, pharmaceutical and offshore/nearshore markets over the extended term.   In fact, we have completed all requirements necessary to have an FDA qualified environment at our newly expanded Montreal facility, which we believe will spark a number of our clients to move pharmaceutical validation projects nearshore.  Our pipeline for various application maintenance and development projects at our Montreal facility is getting stronger.  The demand for cost savings is still very much apparent among our customers in this sector, and we expect solid growth here.

“We remain very excited about our prospects in the federal government space.  Combined RGII/AIM funded backlog sits at $25 million, while contracted (and yet unfunded) backlog is currently in the range of $200 - $210 million,” added Brucia.  “AIM brings to CHC longstanding contracts with numerous federal agencies, including the Department of Labor (primarily servicing the Occupational Safety and Health Administration [OSHA]), the Department of Defense (primarily servicing the U.S. Army) and the Federal Aviation Administration (FAA) in the Department of Transportation.  These contracts help to increase CHC’s footprint in the government market,” Brucia added.

Chimes, Inc.

•                  Chimes reported $5.4 million in revenue during the first quarter of 2004, a 20 percent increase over the comparable period in the prior year and a three percent sequential revenue decline. The sequential decline is primarily due to a cyclically soft first quarter.

•                  For the first quarter of 2004, Chimes achieved an operating profit, before corporate allocation costs, of $94,000, as expected.  These results compare to an operating loss (before corporate allocation) of $1.6 million for the first quarter of 2003.

•                  Chimes added one new customer in the first quarter, a large international chemical conglomerate, won through our UK alliance partner.

•                  Chimes expanded its relationship with three existing customers during the first quarter.

Barry Olson and Mike Parfett, co-presidents of Chimes, Inc., commented, “We are pleased that Chimes maintained operational profitability during the first quarter and because we have reached critical mass, we expect to maintain this posture, going forward.  We are however, committed to growing profitability, and over the last several months have been examining options to take advantage of CHC’s development capability in India.  During the first quarter, we initiated this strategy by transferring certain functions of Chimes development offshore, which should help to control costs on an ongoing basis.

“Turning to top-line performance, we are still looking for improvement, here. The market is still slow in the decision-making cycle, and with this in mind, we are very focused and have taken a much more aggressive attitude, vis-a-vis the new business pipeline.  We are bidding on a large number of engagements and are committed to maintaining our leadership position as this market continues to evolve.”

IT Services

•                  Quarterly revenues increased two percent sequentially from the fourth quarter of 2003, but decreased by $6.4 million, or 18 percent, year-over-year.

•                  Operating loss for the first quarter was $800,000, compared with $1.2 million loss for the first quarter of 2003, and a $1.0 million loss in the fourth quarter of 2003.

•                  Billable headcount decreased in January and February, however stabilized in March. Total billable headcount at the end of the first quarter was approximately 1,400 — consistent with our 2003 year-end headcount.

Randy Verdino, president of CHC’s IT Services Division, noted, “We saw some positive signs of stabilization in the IT Services business in March.  In fact, headcount actually increased, as we added recruiters in certain major market areas.  The financial services sector, which has always accounted for a large percentage of our IT Services business, is experiencing growth which is resulting in increased requirements for temporary help.  The business remains very lean, from an operational standpoint, and we will continue to monitor our model very closely.”

Summary

Murphy concluded, “I am pleased with our start in 2004, but will continue the drive for improvement.  Our Three Year Plan calls for top-line growth, both organic and acquired, in the range of 10 to 20 percent, bottom-line growth in the range of 20 percent or better, and continued gross margin improvement.  And we are committed to achieving these goals.”

Looking Forward

Based on current market conditions and the April 2004 acquisition of AIM, CHC expects its revenue in the second quarter of 2004 to be in the range of $63.0 million to $65.0 million, with operating results, excluding amortization of intangibles, expected in the range of $0.01 to $.03 earnings per share.

Computer Horizons Corp. will conduct a conference call webcast at 10:00 A.M. (EST) today to discuss first quarter results.  The call will be broadcast live via the Internet and can be accessed at http://www.computerhorizons.com (click on investor section).  A replay of the call will be available beginning at approximately 1:00 pm (EDT) today, through 5:00 p.m. (EDT) on May 5, 2004. The replay may also be accessed via the Internet at http://www.computerhorizons.com (click on investor section), or by calling 877-519-4471 (973-341-3080 from outside the United States).  The confirmation code is 4682224.

Adjusted EBITDA Reconciliation:

A reconciliation of net loss as reported to adjusted EBITDA is as follows:

	Three Months Ended March 31,
	2004	2003
Net Loss as reported	$(4)	$(1,279)
Income taxes	48	(540)
Restructuring charges	—	249
Loss on sale of assets	—	273
Minority interest	9	19
Depreciation	1,316	1,299
Amortization of Intangibles	208	—
Interest income	(83)	(168)
Adjusted EBITDA*	$1,494	$(147)

* To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP financial measure of Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is adjusted from results based on GAAP to exclude certain expenses.  This non-GAAP financial measure is provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future.  Specifically, we believe the non-GAAP financial measure provided is useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating results.  In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting.  These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

About Computer Horizons Corp.

Computer Horizons Corp. (Nasdaq: CHRZ) is a strategic solutions and professional services company with more than thirty years of experience, specifically in information technology.  The Company provides its services to a multi-national audience through its “bestshore” delivery centers located globally, and enabling its Fortune 2000 customer base to maximize technology investments. Through its wholly-owned subsidiary, RGII Technologies, Inc., CHC has expanded its government practice to include the Federal government sector, a growing market, in addition to various other vertical markets it serves, such as healthcare, consumer products, insurance and financial services.  CHC’s wholly owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions.  For more information on Computer Horizons, please visit our Web site at www.computerhorizons.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties.  It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

Financial Tables Follow

Computer Horizons Corp. and Subsidiaries

Consolidated Condensed Statements of Operations

(Unaudited – In thousands, except per share data)

THREE MONTHS ENDED

	March 31, 2004	March 31, 2003
Revenues:
IT Services	29,804	36,183
Solutions Group	24,549	19,601
Chimes	5,353	4,469
Total	59,706	60,253
Direct Costs	39,941	42,773
Gross Profit	19,765	17,480
Selling, General & Admin.	19,587	18,926
Restructuring Charges	—	249
Amortization of Intangibles	208	—
Loss from Operations	(30)	(1,695)
Loss on Sale of Assets	—	(273)
Net Interest Income	83	168
Income/(Loss) Before Income Taxes	53	(1,800)
Income Taxes/(Benefit)	48	(540)
Income/(Loss) Before Minority Interest	5	(1,260)
Minority Interest	(9)	(19)
Net Loss	(4)	(1,279)

Income/(Loss) per share – (Basic and Diluted):
Before Minority Interest	$0.00	$(0.04)
Net Loss	$0.00	$(0.04)
Weighted Average Number of Shares Outstanding – Basic and Diluted	30,676,000	30,369,000

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Unaudited – In Thousands)

	March 31, 2004	December 31, 2003
ASSETS:
Current Assets:
Cash and cash equivalents	$49,757	$52,610
Accounts receivable, less allowance for doubtful Accounts	50,882	48,295
Deferred income taxes	4,137	4,514
Other current assets	3,637	4,759
Total current assets	108,413	110,178
Property and equipment, net	8,504	9,323
Other assets – net:
Goodwill	34,217	34,218
Intangibles	2,201	2,408
Deferred income taxes	13,977	13,624
Other assets	9,666	9,386
Total Assets	$176,978	$179,137
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,848	$8,287
Accrued payroll	4,441	4,436
Income taxes payable	570	1,243
Tax benefit reserve	—	19,600
Restructuring reserve	2,152	2,620
Other accrued expenses	5,535	7,572
Total Current Liabilities	21,546	43,758
Other long-term liabilities	5,008	4,635
Shareholders’ Equity:
Common stock	3,315	3,315
Additional paid in capital	152,808	133,046
Accumulated comprehensive loss	(5,167)	(4,589)
Retained earnings	13,303	13,307
	164,259	145,079

Less treasury shares	(13,835)	(14,335)
Total shareholders’ equity	150,424	130,744
Total Liabilities and Shareholders’ Equity	$176,978	$179,137

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited – In Thousands)

	March 31, 2004	March 31, 2003
Cash flows from operating activities
Net loss	$(4)	$(1,279)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred taxes	24	(540)
Depreciation	1,316	1,299
Amortization of Intangibles	208	—
Provision for bad debts	390	385
Loss on sale of assets	—	273
Change in assets and liabilities:
Accounts receivable	(2,977)	(629)
Other current assets	1,122	1,071
Other assets	(280)	(2,842)
Refundable income taxes		19,051
Accrued payroll, payroll taxes and benefits	5	(225)
Accounts payable	561	(2,963)
Income taxes payable	(673)	624
Other accrued expenses	(2,177)	(1,255)
Other liabilities	373	(409)
Net cash provided by/(used in) operating activities	(2,112)	12,561
Cash flows from investing activities
Purchases of furniture and equipment	(497)	(820)
Proceeds received from the sale of assets	—	149
Acquisition of goodwill	—	(387)
Net cash used in investing activities	(497)	(1,058)
Cash flows from financing activities
Stock options exercised	262	11
Purchase of treasury shares	—	(875)
Stock issued on employee stock purchase plan	146	—
Net cash provided by/(used in) financing activities	408	(864)

Foreign currency losses	(652)	(14)
Net increase/(decrease) in cash and cash equivalents	(2,853)	10,625
Cash and cash equivalents at beginning of year	52,610	59,769
Cash and cash equivalents at end of period	$49,757	$70,394

Non Cash Activities:

During the first quarter of 2004, the Company recorded a reduction in tax benefit reserves and an increase in additional paid-in capital of $19.9 million.

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